Exhibit 99.1

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES COMMON SHARE OFFERING

Hamilton, Bermuda, January 11, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced that it plans to sell 10 million shares of Class A common shares, par value $.01 per share, in an underwritten public offering pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission.

The underwriters will be granted a 30-day option to purchase up to an additional 1.5 million shares to cover over-allotments, if any.  The Company intends to use the net proceeds from this offering to pay the cash portion of the purchase price of two hotel properties located in Taormina, Sicily and for general corporate purposes.

The total purchase price of the two hotels, the luxury 83-key Grand Hotel Timeo and the nearby 78-key Villa Sant’Andrea, is approximately $117 million, of which approximately $37 million will be paid in cash and the balance will be in the form of the Company’s assumption of existing and new indebtedness relating to the two properties.

Deutsche Bank Securities Inc. and Barclays Capital Inc. are acting as joint book-running managers and underwriters for the offering.

Copies of the prospectus supplement relating to these securities may be obtained by contacting Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at

Orient-Express Hotels Ltd, Canon’s Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
www.orient-express.com

prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer or sale will be made only by means of the written prospectus forming part of the effective registration statement.

Ends